As filed with the Securities and Exchange Commission on April 7, 2005
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AMERICAN DAIRY, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             UTAH                                       87-0445575
-----------------------------------        ------------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                 C-16 Shin Chen International Building, No. 10,
                      Jiu-shen Road, Zho Yan Chu, Beijing
                         The People's Republic of China
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                            2003 STOCK INCENTIVE PLAN
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                            (Full title of the Plan)

                             LENG YOU-BIN, PRESIDENT
                              AMERICAN DAIRY, INC.
                     C-16 Shin Chen International Building,
                   No. 10, Jiu-shen Road, Zho Yan Chu, Beijing
                         The People's Republic of China
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                011-0452-4312688
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                          STEPHEN A. ZRENDA, JR., ESQ.
                          STEPHEN A. ZRENDA, JR., P.C.
                            100 NORTH BROADWAY AVENUE
                                   SUITE 2440
                       OKLAHOMA CITY, OKLAHOMA 73102-8608

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

Title of Each Class
of Securities to       Amount to be          Proposed Maximum              Proposed Maximum              Amount of
be Registered          Registered(1)         Offering Price per Share(2)   Aggregate Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value        3,000,000 shares      $5.95                         $17,850,000                   $2,101

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.

                                EXPLANATORY NOTE

      The re-offer Prospectus set forth herein and filed as part of this registration statement has been prepared in accordance with the requirements
Part I of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with Section C of the General Instructions to Form S-8. The re-offer Prospectus may be used for re-offerings and re-sales of Common Stock acquired by the selling stockholders listed in the re-offer Prospectus. These selling stockholders are affiliates of American Dairy, Inc., as defined in
Section 501(b) of Regulation D promulgated under the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

      GENERAL. The Internal Revenue Code of 1986, as amended (the "Code"), among other things, provides certain tax advantages to persons granted stock options under a qualifying "incentive stock option plan." In order to take advantage of the favorable tax attributes associated with such options, the Company adopted the 2003 Stock Incentive Plan (the "Plan"). The Board of Directors adopted the Plan, with shareholder approval, which authorized the Company through the Committee that administers the Plan (the "Committee") to also grant qualified or non-qualified stock options, incentive stock options (the "Options"), both with and without appreciation rights, SAR's and stock bonuses to directors, officers, employees and consultants of the Company. There are 3,000,000 shares of Common Stock of the Company available for grant to participants designated by the Committee under the Plan. A description of the Plan appears below.

      DESCRIPTION OF THE PLAN. The Board of Directors has determined that in order to attract and retain directors, officers, employees and consultants and to provide additional incentive for directors, officers, employees and consultants, upon whose efforts and judgment the success of the Company is largely dependent, the Plan should be adopted to permit the Committee the right to grant either non-qualified stock options ("Stock Options") with or without stock appreciation rights ("SARs") or incentive stock options ("ISO Options") with or without SARs under the features provided for by the Code, and stock bonuses. The Board believes that the best interest of the Company will be served by the availability of both Stock Option and ISO Options (both with or without SARs).

      THE COMMITTEE. The Plan provides for the granting by the Committee of Options (with or without SARs) and stock bonuses to directors, officers, employees and consultants of the Company. The shares subject to the Plan will be registered at the Company's expense pursuant to the Securities Act of 1933, as amended (the "Act"), and applicable state securities acts, or will be issued by the Company pursuant to exemptions from the registration requirements of the Act and applicable state securities acts. The Plan is administered by the Committee composed of two members of the Board of Directors. The Committee administers and interprets the Plan and has authority to grant Options, SAR's and stock bonuses to all eligible persons and determines at the time the Option is granted the number of shares granted under and the type of each Option or bonus, the purchase price, the option period and whether SARs granted thereunder or at the time of exercise of the Option. Mr. Leng You-Bin and Mr. Liu Sheng-Hui have been appointed as the members of the Committee.

      STOCK OPTIONS AND ISO OPTIONS. The Plan provides for the issuance of either Stock Options or ISO Options, both of which may be with or without SARs, to employees and consultants of the Company, including employees who also serve as officers or directors of the Company for the purchase of shares of the Company's Common Stock from the 3,000,000 shares which have been set aside for such purpose. Under the provisions of the Plan, it is intended that the ISO Options granted thereunder will qualify as options granted pursuant to Section 422 of the Code, which will provide certain favorable tax consequences to participants who are granted and elect to exercise such Options. The Committee may grant either Stock Options or ISO Options (both with or without SARs) for such number of shares to eligible participants as the Committee from time to time shall determine and designate. Shares involved in the unexercised portion of any terminated or expired Option may again be subjected to Options, provided that to the extent any Option in whole or in part is surrendered as the result of the exercise of a SAR, the shares subject to the surrendered portion of the Option will no longer be available for use under the Plan.

      The Committee is vested with discretion in determining the terms, restrictions and conditions of each Option. The option price of the Common Stock to be issued under the Plan will be determined by the Committee, provided such price may not be less than the fair market value of the shares on the date of grant, unless the participant owns greater than 10% of the total combined voting power of all classes of capital stock of the Company, in which case the exercise price of ISO Options may not be less than 110% of the fair market value of the Common Stock on the date of the grant and the ISO Options cannot be exercised five years after the grant. The fair market value of a share of the Company's Common Stock will initially be determined by averaging the closing high bid and low asked quotations for such share on the date of grant in the over-the-counter market (NASD Electronic Bulletin Board) or on a national exchange.

      Options granted under the Plan are exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option; provided, however, that where Options are granted to employee Directors, until such time the Committee is comprised solely of Directors who are not eligible (and within one year prior to the date of reference has not been eligible) to participate in the Plan, the maximum number of shares of Common Stock for which Directors may be granted an Option in any calendar year may not exceed 10% of the aggregate number of shares with respect to which Options may be granted under the Plan. With respect to ISO Options, the aggregate fair market value (determined as of the date the ISO Option is granted) of the stock with respect to which any ISO Option is exercisable for the first time by a participant during any calendar year under the Plan (and under all incentive stock option plans of the Company and its subsidiaries qualified under the Code) shall not exceed $100,000. Upon the exercise of a Stock Option or an ISO Option, the option price must be paid in full, in cash or in Common Stock of the Company or a combination of cash and Common Stock of the Company.

      Stock Options and ISO Options granted under the Plan may not be exercised until six months after the date of the grant and rights under an SAR may not be exercised until six months after SARs are attached to an Option if not attached at the time of the grant, except in the event of death or disability of the participant. Options are exercisable only by participants while actively employed as a director, officer, employee or a consultant by the Company or a subsidiary except in the case of death, retirement or disability. In the case of retirement or disability and to the extent otherwise exercisable, Options may be exercised at any time within three months after the occurrence of retirement or within one year after the occurrence of disability. The personal representative of a deceased participant shall have one year from the date of death (but not beyond the expiration date of the Option) to exercise the exercisable portion of such Option to the extent that it has accrued on the date of death. If a Participant's employment as an employee or a consultant by the Company or its subsidiary terminates for any reason other than death, disability or retirement, any Option granted to such participant shall immediately terminate. However, a disabled or retired participant or any other participant upon the occurrence of other special circumstances may, with the consent of the Committee, exercise an Option if the disability, retirement or other event causing termination of employment as an employee or a consultant occurred on or after the six-month period following the date of grant, notwithstanding the fact that all installments with respect to such Option had not accrued at such date. If a participant dies or terminates employment as an employee or a consultant with the Company or its subsidiary by disability within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of an Option previously granted to such deceased or disabled participant. Subject to such conditions, Options will become exercisable by the participants in such amounts and at such times as shall be determined by the Committee in each individual grant. Options are not transferable except by will or by the laws of descent and distribution.

      STOCK APPRECIATION RIGHTS. Stock appreciation rights ("SARs") in connection with either the grant of Stock Options or ISO Options under the Plan may be granted by the Committee and exercised by a participant only at such times that the Committee is comprised of not less than two members that are not employees of the Company and have not been participants in any stock benefit plans during the preceding one year. Except in the case of death or disability, a SAR may not be exercised until six months after the date of grant but thereafter may be exercised and will terminate at such time as the Committee determines. SARs are exercisable only upon surrender of part or all of the related Option to which they are attached. SARs also terminate upon termination of the related Option. They may be exercised only by participants while employed as an employee or a consultant by the Company or its subsidiary, under the same terms and conditions as the Stock Options and ISO Options, and like such Options, death, disability or retirement will provide exceptions. See "Stock Options and ISO Options," above. A participant who terminates employment as an employee or a consultant by reason of disability, retirement or death within the six-month period following the date of grant of a SAR will automatically lose the SAR as well as the related Stock Option or ISO Option. However, a disabled or retired participant, or any other participant upon the occurrence of other special circumstances, may, with the consent of the Committee, exercise a SAR if the disability, retirement or other event causing termination of employment as an employee or a consultant occurred on or after the six-month period following the date of grant notwithstanding the fact that all installments with respect to such SAR had not accrued as of such date. If a participant dies or becomes disabled which causes termination of employment as an employee or a consultant within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant of the disabled participant to exercise any portion of a SAR previously granted to such deceased or disabled participant. Upon the exercise of a SAR, the holder is entitled (subject to the Committee's approval) to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related Option.

      The Committee has the authority to determine whether the value of the SAR is paid in cash or shares of Common Stock or both and whether or not the SAR may be exercised by the participant. The Committee may deny the exercise of the SAR, if in the Committee's opinion, the performance by the participant is unsatisfactory or the conduct of the participant has been detrimental to the Company or one of its subsidiaries. The Committee has no authority to deny the exercise of the underlying Stock Option or ISO Option pursuant to the terms of the grant.

      The utilization of SARs will require a charge to the Company's operations for each year for the appreciation of the rights which are anticipated will be exercised. The amount of a charge is dependent upon whether and the extent to which such rights are granted, and the amount, if any, by which the fair market value of the Company's Common Stock exceeds the option price provided for in the related Stock Option or ISO Option. A similar charge will be made for Stock Options without SARs.

      ADJUSTMENTS. The total number of shares of the Company's Common Stock which may be purchased through all classes of Options under the Plan and the number of shares subject to outstanding Options and the related option prices will be adjusted in the cases of changes in capital structure resulting from a stock dividend, recapitalization, stock split, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction, except a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation (except a reorganization which has the effect of changing the Company's place of organization) will cause the Plan and any Option or SAR granted thereunder to terminate upon the effective date of such dissolution, liquidation, merger or consolidation.

      TERMINATION AND AMENDMENT. The Plan terminates as of midnight on March 31, 2013, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board of Directors. Provided, that no action of the Board of Directors may, without the approval of shareholders, increase the total amount of Common Stock which may be purchased under Options granted under the Plan; withdraw the administration of the Plan from the Committee; amend or alter the option price of Common Stock under the Plan;
change the manner of computing the spread payable by the Company to a participant upon the exercise of a SAR; or amend the Plan in any other manner which would impair the applicability of the exemption afforded by Securities Exchange Act Rule 16b-3 to the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the optionee except as described under "Adjustments" above.

      FEDERAL INCOME TAX CONSEQUENCES. A participant receiving a Stock Option under the Plan will not be in receipt of income under the Code and the applicable Treasury Regulations thereunder, upon the grant of the Option. However, he will realize income at the time the Option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired on the date of exercise or six months thereafter with respect to a participant subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, unless such participant elects to include such excess in income on the exercise date under
Section 83 of the Code, over the purchase price. The amount of income realized by a participant will be treated as ordinary income, and the Company will be entitled to deduct that same amount. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

      The granting of Stock Options with SARs or ISO Options with SARs will not produce income under the Code and the applicable Treasury Regulations to the participant or and will not result in a tax deduction to the Company. Upon exercise of such rights, any cash a participant receives and the fair market value on the exercise date of any Common Stock received will be taxable to the participant as ordinary income. The amount of income recognized by a participant will be deductible by the Company. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

      Upon the granting of ISO Options, no taxable event will occur to a participant upon such grant or upon the exercise of ISO Options and that the Company will not be entitled to federal income tax deductions as the result. When a participant disposes of the shares acquired under an ISO Option, the difference between the option price and the selling price will be treated as long-term capital gain (or loss) if the shares are held for the requisite period of time. Under these constraints, shares may not be disposed of within two years from the date of the grant, or within one year after the shares are received in exercise of the Option. The holding periods are not applicable in the event of death of the shareholder. If shares acquired pursuant to an ISO Option under the Plan are disposed of prior to the end of these periods, generally the amount received which exceeds the price paid for the stock will be ordinary income to the optionee, and there will be a corresponding deduction to the Company for federal income tax purposes.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      The document(s) containing the information specified in Part I of Form S-8 have been or will be provided to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of
Part II hereof) a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

                              AMERICAN DAIRY, INC.
                        3,000,000 SHARES OF COMMON STOCK

      This Prospectus relates to 3,000,000 shares of Common Stock, par value $.001 ("Shares" or "Common Stock"), of American Dairy, Inc. (the "Company", "American Dairy", "we", "us" or "our") being offered for the account of certain of the Company's executive officers and directors (each a "Selling Stockholder" and collectively, the "Selling Stockholders"). The Shares have been or will be issued by the Company to Selling Stockholders issued to them under the Company's 2003 Stock Incentive Plan (the "Plan"). The Selling Stockholders may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. The Company will not receive any proceeds from sales of Shares by the Selling Stockholders.

      Our Common Stock is traded in the over-the-counter market and quoted on the NASD Electronic Bulletin Board under the symbol "ADIY". On April 5, 2005, the last reported sale price for our Common Stock on the OTC Bulletin Board, was $5.95 per share. See "Risk Factors" section of this Prospectus for a description of risks that should be considered by purchasers of our Shares.

      No person has been authorized by us to give any information or to make any representations other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any distribution of the Shares shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is April 7, 2005

                      WHERE TO FIND ADDITIONAL INFORMATION

      Before you decide whether to invest in the Common Stock of the Company, you should read this Prospectus and the information we otherwise file with the Commission.

      We are required by federal securities laws to file certain information with the Commission. You can access this material on the Commission's internet website at "http:\\www.sec.gov". You can also read and copy this material at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for information on how the public reference room operates.

      We will also send you copies of the material we file with the Commission, free of charge, upon your request. Please call or write to us at:

                              American Dairy, Inc.
                                c/o Charles Hung
                        American Eastern Securities, Inc.
                          865 S. Figueroa Street, #3340
                          Los Angeles, California 90017
                                 (213) 488-5131

      The Commission allows us to "incorporate by reference" into this Prospectus certain important information about us. This means that the information in this Prospectus is not complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the Commission. The information in these documents is considered part of this Prospectus. Second, we may in the future file additional documents with the Commission. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this Prospectus.

      We incorporate by reference the documents listed below, and any other reports and documents we file with the Commission under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this Prospectus is completed:

      (a) Our annual report on Form 10-KSB Annual Reports for our fiscal year ended December 31, 2004; and

      (b) The description of our Common Stock contained in our registration statement on Form 10-SB registering the Common Stock under Section 12 of the Securities Exchange Act Act of 1934.

      This Prospectus is part of our registration statement. We have filed the registration statement with the Commission under the Securities Act of 1933 to register the Common Stock that the Selling Stockholders are offering by this Prospectus. Not all of the information in the registration statement appears in this Prospectus. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the Commission's offices or website as described above.

      You should rely on the information that is in this Prospectus, or incorporated by reference. You should not, however, assume that the information that appears directly in this Prospectus is accurate or complete as of any date other than the date on the front cover.

                           FORWARD-LOOKING STATEMENTS

      This Prospectus contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates", "believes", "expects", "intends", "future", and similar expressions identify forward-looking statements. Any such "forward-looking" statements in this Prospectus reflect our current views with respect to future events and financial performance, and are subject to a variety of factors that could cause the actual results or performance to differ materially from historical results or from the anticipated results or performance expressed or implied by such forward-looking statements. Because of such factors, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the anticipated results. The risks and uncertainties that may affect our business include, but are not limited to: economic conditions, governmental regulations, technological advances, pricing and competition, acceptance by the marketplace of new products, retention of key personnel, the sufficiency of financial resources to sustain and expand our operation and other factors described in this Prospectus (including those described in the section entitled "Risk Factors") and in prior filings with the Commission. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date hereof, and should be aware that except as may be otherwise legally required of us, we undertake no obligation to publicly revise any such forward-looking statements to reflect events or circumstances that may arise after the date hereof.

                                  RISK FACTORS

      Expansion Risks. American Dairy anticipates that its proposed expansion of its milk processing plants may include the construction of new or additional facilities. American Dairy's cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, American Dairy's projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay American Dairy's receipt of increased sales revenues.

      New Projects. The projects of American Dairy to finance, develop, and expand its milk processing facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. There can be no assurance that any of these projects will become operational within the estimated time frames and projected budgets at the time American Dairy enters into a particular agreement, or at all. In addition, American Dairy may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. There can be no assurance that the significant expenditures required to expand its milk processing plants will ultimately result in the establishment of increased profitable operations.

      When American Dairy's future expansion projects become operational, American Dairy will be required to add and train personnel, expand its management information systems and control expenses. If American Dairy does not successfully address American Dairy's increased management needs or American Dairy otherwise is unable to manage its growth effectively, American Dairy's operating results could be materially and adversely affected.

      Uncertainty of Market Acceptance. American Dairy is currently selling its products principally in northern China. Achieving market acceptance for American Dairy's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to American Dairy's products. Market acceptance of American Dairy's current and proposed products will depend, in large part, upon the ability of American Dairy to inform potential customers that the distinctive characteristics of its products make them superior to competitive products and justify their pricing. There can be no assurance that American Dairy's current and proposed products will be accepted by consumers or that any of American Dairy's current or proposed products will be able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance of American Dairy's products would have a material adverse effect on American Dairy.

      Changing Consumer Preferences. As is the case with other companies marketing dairy products, American Dairy is subject to changing consumer preferences and nutritional and health-related concerns. American Dairy believes that minimal processing and the absence of preservatives, additives, artificial sweeteners or artificial flavorings increases the attractiveness of its products to consumers. American Dairy's business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium, lactose content or contamination of such products. There is a significant percentage of customers in China who are lactose intolerant, and may therefore prefer other beverages. American Dairy could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively.

      Effect of Adverse Medical Research Relating to Milk and Demand for Milk. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. To date, American Dairy does not believe that any such studies have had a material effect on milk consumption rates in China. However, a study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for dairy products in China.

      Production Capacity. There is no assurance that American Dairy will be able to increase its production capacity to a level sufficient to meet anticipated increased demand for its products associated with its marketing and promotional efforts. American Dairy currently manufactures dairy products at a rate which utilizes approximately 130 tons of raw milk per year. American Dairy believes that it currently has the capacity, based on an assumed mix of products, to manufacture dairy products at a rate which utilizes approximately 450 tons of raw milk per week. American Dairy plans to purchase equipment and make improvements to its dairy plants which, it believes, should increase its capacity to manufacture products to a rate which utilizes approximately 162,000 tons of raw milk per week. There is no assurance, however, that American Dairy's contemplated improvements to its dairy plants will increase production capacity to the level anticipated or that production can be increased at a rate sufficient to meet anticipated increased demand for its products. There can be no assurance, further, that the product mix which American Dairy anticipates achieving and, therefore, which it has used in determining the equipment requirements of its dairy processing plants will prove to be accurate, making uncertain the future capacity of its dairy plant. Failure to meet possible increased demand for its products, on a timely basis, could have a material adverse effect on American Dairy's business, operations and finances.

      Impact of Growth on Quality of Dairy Products. American Dairy's products are manufactured in small batches with milk from the farms of local farmers. American Dairy believes that the small batch production methods it employs and the quality of the raw milk it uses contribute to the quality of its dairy products. There can be no assurance that the quality of American Dairy's dairy products will be maintained at increased levels of production. Increased production levels may cause American Dairy to modify its current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of American Dairy's products could have a material adverse effect on American Dairy's business, operations and finances.

      Sales Force. American Dairy has hired additional sales personnel during 2004. There is no assurance that hiring these additional sales people will result in increased sales. American Dairy anticipates using independent dairy distributors to sell and distribute its products in new contiguous expansion markets, including Beijing. American Dairy cannot predict whether it will be able to obtain and maintain satisfactory sales and distribution arrangements and the failure to do so could have a material adverse effect on its business, operations and finances.

      Limited Delivery Capacity; Delays in Delivery of Products. If sales increase, there is no assurance that American Dairy will be able to deliver increased product volumes on a timely and efficient basis. Further, there can be no assurance that American Dairy will be able to deliver its products "fresh" to customers on a consistent basis, especially with increased product volumes, and a failure to do so could have a material adverse effect on its business, operations and finances.

      Supply of Raw Milk. The raw milk used in our products is supplied to American Dairy by numerous local farms under output contracts. American Dairy's farmers are currently producing 30 tons of milk per day. American Dairy believes that its farmers can more than double their production of raw milk. American Dairy further believes, however, that this supply may not be sufficient to meet increased demand for its products associated with its proposed marketing efforts. American Dairy believes that the supply of raw milk from its farmers should satisfy its requirements for raw milk for at least the next 12 months. Though American Dairy believes that additional raw milk is available locally, if needed, there is no assurance that American Dairy will be able to enter into arrangements with the producers of such milk on terms acceptable to American Dairy, if at all. An inadequate supply of raw milk will have a material adverse effect on its business, operations and finances.

      Possible Volatility of Raw Milk Costs. The current policy of China since the mid-1990s has focused on moving the industry in a more market oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China's dairy policy could increase the risk of price volatility in the dairy industry. There can be no assurance that a significant volatility in milk prices will not occur or that any such volatility would not have a material adverse effect on its business, operations and finances.

      Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in the northern area of China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this region. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

      Dependence on Executives. American Dairy is highly dependent on the services of Leng You-Bin and Liu Hua, and the loss of their services would have a material adverse impact on the operations of American Dairy. They have been primarily responsible for the development of American Dairy and the development and marketing of its products. American Dairy has not applied for key-man life insurance on the lives of these executives, but may do so in the future.

      Competition. The milk business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of its products. In general, milk products are price sensitive and affected by many factors beyond the control of American Dairy, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. American Dairy's products compete with other premium quality dairy brands as well as less expensive, non-premium brands. American Dairy's milk faces competition from non-premium milk producers distributing milk in its marketing area; other milk producers packaging their milk in glass bottles, and other special packaging, which serve portions of its marketing area. Most of American Dairy's competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than American Dairy, and have products that have gained wide customer acceptance in the marketplace. The largest competitors of American Dairy are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by American Dairy. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. There can be no assurance that American Dairy will be able to compete successfully or that competitors will not develop products which will have superior qualities or which will gain wider market acceptance than its products.

      Consolidation of Dairy Industry. American Dairy established its dairy plants at a time when local dairies were being consolidated into large dairies due to the market and the efficiencies of larger operations. This consolidation trend is continuing and the forces responsible for it, including increased efficiencies and economies of scale that are present in large regional dairies, may put American Dairy at a competitive disadvantage.

      Lack of Property and General Liability Insurance. American Dairy and its subsidiaries are self-insured, and they do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of their business operations. As a result, any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on its financial condition and operations.

      Potential Product Liability Associated with Food Products. American Dairy faces the risk of liability in connection with the sale and consumption of milk products and soybean products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. American Dairy currently maintains no product liability insurance. There can be no assurance that any insurance will be sufficient to cover potential claims or that the level of such coverage to be acquired and maintained by American Dairy will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against American Dairy could have a material adverse effect on American Dairy.

      Government Regulation. American Dairy is subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which its products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of its products. Applicable laws and regulations governing its products may include nutritional labeling and serving size requirements. American Dairy was awarded the ISO 9002 Quality Assurance Certificate in October 2000 and is in compliance with the ISO 9002 requirements with respect to its production processes. American Dairy's processing facilities and products are subject to periodic inspection by national, county and local authorities. American Dairy believes that it is currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that American Dairy will continue to be in substantial compliance with current laws and regulations, or whether American Dairy will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, American Dairy will be required to conform its activities in order to comply with such regulations. Failure by American Dairy to comply with applicable laws and regulations could subject American Dairy to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

      Doing Business in China. Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions. Since the late 1970s, the government of the PRC has been reforming the Chinese economic system. These reforms have resulted in significant economic growth and social progress. Although we believe that economic reform and the macroeconomic policies and measures adopted by the current Chinese government will continue to have a positive effect on economic development in China and that we will continue to benefit from such policies and measures. These policies and measure may from time to time be modified or revised. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material adverse effect on the overall economic growth of China, and could adversely affect our business operations.

      The Chinese currency, "Renminbi", is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

      We rely on the Chinese government's foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive substantially all of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government has control over Rennminbi reserves through, among other things, direct regulation of the conversion or Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

      Fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our operating results.

      The functional currency of our operations in China is "Renminbi". Results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

      As a company based in China, our shareholders may have greater difficulty in obtaining information about us on a timely basis than would shareholders of a U.S.-based company. Our operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about us from sources other than us. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits, contract awards for development projects, etc. will not be readily available to shareholders. Shareholders will be dependent upon our management for reports of our progress, development, activities and expenditure of proceeds.

      In order for the China subsidiaries of American Dairy to pay dividends to American Dairy, a conversion of Renminbi into US dollars is required. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of American Dairy to meet its cash needs, and to pay dividends to its shareholders. However, the subsidiaries of American Dairy are presently classified as a wholly owned foreign enterprise ("WOFE") in the PRC that have verifiable foreign investment in the PRC, funding having been made through an official PRC banking channel. Because the subsidiaries of American Dairy qualify for treatment as a WOFE, the subsidiaries can declare dividends and their funds can be repatriated to American Dairy in the United States under current laws and regulations in the PRC.

      Limited Trademark Protection. American Dairy has obtained trademark registrations for the use of its tradename "Feihe", which has been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to its milk products. American Dairy believes its trademark is important to the establishment of consumer recognition of its products. However, there can be no assurance as to the breadth or degree of protection that the trademarks may offer American Dairy, that American Dairy will have the financial resources to defend the trademarks against any infringement, or that such defense will be successful. Moreover, any events or conditions that negatively impact its trademarks could have a material adverse effect on its business, operations and finances.

      Proprietary Knowledge and Absence of Patent Protection. American Dairy has no patents covering its products or production processes and expects to rely principally on know-how and the confidentiality of its formulae and production processes for its products and its flavoring formulae in producing a competitive product line. There is no assurance that any of these factors can be maintained or that they will afford American Dairy a meaningful competitive advantage.

      Expansion Risks. American Dairy anticipates that its proposed expansion of its milk powder processing plants and establishment of a new walnut powder plant will include the construction of new or additional facilities. American Dairy's cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, American Dairy's projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay American Dairy's receipt of increased sales revenues.

      New Projects. The projects of American Dairy to finance, develop, and expand its milk powder processing facilities and walnut powder plant will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. There can be no assurance that any of these projects will become operational within the estimated time frames and projected budgets at the time American Dairy enters into a particular agreement, or at all. In addition, American Dairy may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. There can be no assurance that the significant expenditures required to expand its milk processing plants will ultimately result in the establishment of increased profitable operations.

      When American Dairy's future expansion projects become operational, American Dairy will be required to add and train personnel, expand its management information systems and control expenses. If American Dairy does not successfully address American Dairy's increased management needs or American Dairy otherwise is unable to manage its growth effectively, American Dairy's operating results could be materially and adversely affected.

      Uncertainty of Market Acceptance. American Dairy is currently selling its products principally in northern China. Achieving market acceptance for American Dairy's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to American Dairy's products. Market acceptance of American Dairy's current and proposed products will depend, in large part, upon the ability of American Dairy to inform potential customers that the distinctive characteristics of its products make them superior to competitive products and justify their pricing. There can be no assurance that American Dairy's current and proposed products will be accepted by consumers or that any of American Dairy's current or proposed products will be able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance of American Dairy's products would have a material adverse effect on American Dairy.

      Changing Consumer Preferences. As is the case with other companies marketing dairy products, American Dairy is subject to changing consumer preferences and nutritional and health-related concerns. American Dairy believes that minimal processing and the absence of preservatives, additives, artificial sweeteners or artificial flavorings increases the attractiveness of its products to consumers. American Dairy's business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium, lactose content or contamination of such products. There is a significant percentage of customers in China who are lactose intolerant, and may therefore prefer other beverages. American Dairy could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively.

      Effect of Adverse Medical Research Relating to Milk and Demand for Milk. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. To date, American Dairy does not believe that any such studies have had a material effect on milk consumption rates in China. However, a study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for dairy products in China.

      Production Capacity. There is no assurance that American Dairy will be able to increase its production capacity to a level sufficient to meet anticipated increased demand for its products associated with its marketing and promotional efforts. American Dairy currently manufactures dairy products at a rate which utilizes approximately 130 tons of raw milk daily, or approximately 46,800 tons of raw milk per year. American Dairy believes that it currently has the capacity, based on an assumed mix of products, to manufacture dairy products at a rate which utilizes approximately 150 tons of raw milk daily, or approximately 22,500 tons of raw milk per year. American Dairy plans to purchase equipment and make improvements to its dairy plants which, it believes, should increase its capacity to manufacture products to a rate which utilizes approximately 450 tons per day or approximately 162,000 tons of raw milk per year. There is no assurance, however, that American Dairy's contemplated improvements to its dairy plants will increase production capacity to the level anticipated or that production can be increased at a rate sufficient to meet anticipated increased demand for its products. There can be no assurance, further, that the product mix which American Dairy anticipates achieving and, therefore, which it has used in determining the equipment requirements of its dairy processing plants will prove to be accurate, making uncertain the future capacity of its dairy plants. Failure to meet possible increased demand for its products, on a timely basis, could have a material adverse effect on American Dairy's business, operations and finances.

      Impact of Growth on Quality of Dairy Products. American Dairy's products are manufactured in small batches with milk from the farms of local farmers. American Dairy believes that the small batch production methods it employs and the quality of the raw milk it uses contribute to the quality of its dairy products. There can be no assurance that the quality of American Dairy's dairy products will be maintained at increased levels of production. Increased production levels may cause American Dairy to modify its current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of American Dairy's products could have a material adverse effect on American Dairy's business, operations and finances.

      Sales Force. American Dairy has hired additional sales personnel during 2004. There is no assurance that hiring these additional sales people will result in increased sales. American Dairy is using independent dairy distributors to sell and distribute its products in new contiguous expansion markets, including Beijing. American Dairy cannot predict whether it will be able to obtain and maintain satisfactory sales and distribution arrangements and the failure to do so could have a material adverse effect on its business, operations and finances.

      Limited Delivery Capacity; Delays in Delivery of Products. If sales increase, there is no assurance that American Dairy will be able to deliver increased product volumes on a timely and efficient basis. Further, there can be no assurance that American Dairy will be able to deliver its products "fresh" to customers on a consistent basis, especially with increased product volumes, and a failure to do so could have a material adverse effect on its business, operations and finances.

      Supply of Raw Milk. The raw milk used in our products is supplied to American Dairy by numerous local farms under output contracts. American Dairy's farmers are currently producing 130 tons of milk per day. American Dairy further believes, however, that this supply will not be sufficient to meet increased demand for its products associated with its proposed marketing efforts. American Dairy believes that the planned increases of the supply of raw milk from its farmers should satisfy its requirements for raw milk for at least the next 12 months. Though American Dairy believes that additional raw milk is available locally, if needed, there is no assurance that American Dairy will be able to enter into arrangements with the producers of such milk on terms acceptable to American Dairy, if at all. An inadequate supply of raw milk will have a material adverse effect on its business, operations and finances.

      Possible Volatility of Raw Milk Costs. The current policy of China since the mid-1990s has focused on moving the milk industry in a more market oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China's dairy policy could increase the risk of price volatility in the dairy industry. There can be no assurance that a significant volatility in milk prices will not occur or that any such volatility would not have a material adverse effect on its business, operations and finances.

      Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in the northern area of China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this region. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

      Dependence on Executives. American Dairy is highly dependent on the services of Leng You-Bin and Liu Hua, and the loss of their services would have a material adverse impact on the operations of American Dairy. They have been primarily responsible for the development of American Dairy and the development and marketing of its products. American Dairy has not applied for key-man life insurance on the lives of these executives, but may do so in the future.

      Competition. The milk business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of its products. In general, milk powder products are price sensitive and affected by many factors beyond the control of American Dairy, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. American Dairy's products compete with other premium quality dairy brands as well as less expensive, non-premium brands. American Dairy's milk powder products face competition from non-premium milk producers distributing milk in its marketing area. Most of American Dairy's competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than American Dairy, and have products that have gained wide customer acceptance in the marketplace. The largest competitors of American Dairy are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by American Dairy. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. There can be no assurance that American Dairy will be able to compete successfully or that competitors will not develop products which will have superior qualities or which will gain wider market acceptance than its products.

      Consolidation of Dairy Industry. American Dairy established its dairy plants at a time when local dairies were being consolidated into large dairies due to the market and the efficiencies of larger operations. This consolidation trend is continuing and the forces responsible for it, including increased efficiencies and economies of scale that are present in large regional dairies, may put American Dairy at a competitive disadvantage.

      Lack of Property and General Liability Insurance. American Dairy and its subsidiaries are self-insured, and they do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of their business operations. As a result, any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on its financial condition and operations.

      Potential Product Liability Associated with Food Products. American Dairy faces the risk of liability in connection with the sale and consumption of milk powder products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. American Dairy currently maintains no product liability insurance. There can be no assurance that any insurance will be sufficient to cover potential claims or that the level of such coverage to be acquired and maintained by American Dairy will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against American Dairy could have a material adverse effect on American Dairy.

      Government Regulation. American Dairy is subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which its products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of its products. Applicable laws and regulations governing its products may include nutritional labeling and serving size requirements. American Dairy was awarded the ISO 9002 Quality Assurance Certificate in October 2000 and is in compliance with the ISO 9002 requirements with respect to its production processes. American Dairy's processing facilities and products are subject to periodic inspection by national, county and local authorities. American Dairy believes that it is currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that American Dairy will continue to be in substantial compliance with current laws and regulations, or whether American Dairy will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, American Dairy will be required to conform its activities in order to comply with such regulations. Failure by American Dairy to comply with applicable laws and regulations could subject American Dairy to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

      Doing Business in China. Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions. Since the late 1970s, the government of the PRC has been reforming the Chinese economic system. These reforms have resulted in significant economic growth and social progress. Although we believe that economic reform and the macroeconomic policies and measures adopted by the current Chinese government will continue to have a positive effect on economic development in China and that we will continue to benefit from such policies and measures. These policies and measure may from time to time be modified or revised. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material adverse effect on the overall economic growth of China, and could adversely affect our business operations.

      The Chinese currency, "Renminbi", is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

      We rely on the Chinese government's foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive substantially all of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government has control over Rennminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

      Fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our operating results.

      The functional currency of our operations in China is "Renminbi". Results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

      As a company based in China, our shareholders may have greater difficulty in obtaining information about us on a timely basis than would shareholders of a U.S.-based company. Our operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about us from sources other than us. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits, contract awards for development projects, etc. will not be readily available to shareholders. Shareholders will be dependent upon our management for reports of our progress, development, activities and expenditure of proceeds.

      In order for the China subsidiaries of American Dairy to pay dividends to American Dairy, a conversion of Renminbi into US dollars is required. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of American Dairy to meet its cash needs, and to pay dividends to its shareholders. However, the subsidiaries of American Dairy are presently classified as a wholly owned foreign enterprise ("WOFE") in the PRC that have verifiable foreign investment in the PRC, funding having been made through an official PRC banking channel. Because the subsidiaries of American Dairy qualify for treatment as a WOFE, the subsidiaries can declare dividends and their funds can be repatriated to American Dairy in the United States under current laws and regulations in the PRC.

      Limited Trademark Protection. American Dairy has obtained trademark registrations for the use of its tradename "Feihe", which has been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to its milk products. American Dairy believes its trademark is important to the establishment of consumer recognition of its products. However, there can be no assurance as to the breadth or degree of protection that the trademarks may offer American Dairy, that American Dairy will have the financial resources to defend the trademarks against any infringement, or that such defense will be successful. Moreover, any events or conditions that negatively impact its trademarks could have a material adverse effect on its business, operations and finances.

      Proprietary Knowledge and Absence of Patent Protection. American Dairy has no patents covering its products or production processes and expects to rely principally on know-how and the confidentiality of its formulae and production processes for its products and its flavoring formulae in producing a competitive product line. There is no assurance that any of these factors can be maintained or that they will afford American Dairy a meaningful competitive advantage.

                                ABOUT THE COMPANY

      American Dairy, Inc. ("American Dairy") was incorporated under the corporate laws of the State of Utah on December 31, 1985, originally with the corporate name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell.

      Effective May 7, 2003, American Diary completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation (formerly called American Dairy Holdings, Inc.) ("AFC"), a Delaware corporation. As a result, AFC become a wholly-owned subsidiary of American Dairy. In addition, American Dairy amended its Articles of Incorporation to change its name to "American Dairy, Inc." and completed a one-for-nineteen (1-for-19) reverse split of its Common Stock. AFC holds 100% of the issued and outstanding capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in The People's Republic of China. The principal activity of Feihe Dairy is the production and distribution of milk powder and other dairy products. Feihe Dairy has two wholly-owned subsidiaries, Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") and BaiQuan Feihe Dairy Co., Limited ("BaiQuan Dairy"), that are engaged in the production and supply of processed milk powder and soybean products for Feihe Dairy.

      American Dairy purchased all of the outstanding capital stock of AFC from its stockholders in exchange for 9,650,000 restricted shares (post-split) of the Common Stock of American Dairy. Pursuant to a written consent by stockholders holding approximately 66% of the outstanding Common Stock of American Dairy, the stockholders approved:

      1. an amendment to the Articles of Incorporation of American Dairy to change its corporate name to "American Dairy, Inc.";

      2. a one-for-nineteen (1-for-19) reverse split of the Common Stock of American Dairy; and

      3.    the   establishment  of  its  2003  Stock  Incentive  Plan  covering
            3,000,000 shares of Common Stock for its key employees, including officers, employees, directors and consultants.

      In addition to these actions, at the closing of the transaction effective May 7, 2003, all of the directors of American Dairy resigned and Leng You-Bin, Liu Sheng-Hui, Lee Hui-Lan, and Liu Hua were elected as the new directors and officers of American Dairy.

Current Corporate Structure

      The following chart reflects the current corporate structure of the American Dairy entities:

                   -----------------------------------------
                              American Dairy, Inc.
                   (formerly named "Lazarus Industries, Inc.
                   -----------------------------------------

                                  0wns 100% of

                       ---------------------------------
                       American Flying Crane Corporation
                       ---------------------------------

                                  Owns 100% of

                     -------------------------------------
                     Heilongjiang Feihe Dairy Co., Limited
                     -------------------------------------

          Owns 60% of         Owns 100% of          Owns 100% of

---------------------------   -------------------   ----------------------------
Shanxi Feihesantai            BaiQuan Feihe Dairy   Beijing Feihe
Biotechnology Scientific      Co., Limited          Biotechnology Scientific and
and Commercial Co., Limited   -------------------   Commercial Co., Limtied
---------------------------                         ----------------------------

Heilongjiang Feihe Dairy Co., Limited and Subsidiaries

      Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and its subsidiaries are companies organized under the laws of The People's Republic of China ("China" or "PRC").

      The history of Feihe Dairy commenced in 1962 when its predecessor, Heilongjiang Zhaoguang Hongguang Dairy Plant ("Hongguang Dairy Plan") was established as a wholly owned State Enterprise, whose principal activities were the production and distribution of powdered milk in China. Hongguang Dairy Plant was located at Zhaoguang Livestock Farm of Zhaoguang Agro-Cultivated Bureau.

      In 1982, Heilongjiang Zhaoguang Dairy Plant ("Zhaoguang Dairy"), another State Enterprise, was established at Zhaoguang Plantation near BeiAn City. In 1984, the two Dairy Plant, Hongguang Dairy and Zhaoguang Dairy, were merged into Heilongjiang Zhaoguang Dairy Plant. The State continued to retain ownership of the merged Heilongjiang Zhaoguang Dairy Plant.

      In 1997, the merged Heilongjiang Zhaoguang Dairy Plant was further reorganized and changed its name to Heilongjiang Feihe Dairy Group Limited. In February 2000, Heilongjiang Feihe Dairy Group Limited completed its registered capital restructuring to become a private company with registered capital of $845,411.

      In March 2001, the restructured Heilongjiang Feihe Dairy Group Limited changed its name to its present name of Heilongjiang Feihe Dairy Co., Limited and acquired all of the fixed assets (including land use rights, plant and equipment and factory buildings) of Kedong Gongmu Dairy Plant. Feihe Dairy holds 99% (1% of the equity is held in trust by Fu Man Guo) of the registered equity of Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy"), which is considered to be a wholly owned subsidiary).

      In August 2001, Feihe Dairy's new production facilities in Kedong County commenced production of milk powder.

      Sanhao Diary was incorporated in March 28, 2001 with registered capital of $433,110. Feihe Dairy owns 99% of Sanhao Dairy and Fu Man Guo holds the remaining 1% in trust for Feihe Dairy. Under a Sale and Purchase Agreement dated February 6, 2001 between Feihe Dairy and Kedong County Economic Committee, Feihe Dairy agreed to acquire all the fixed assets including land use rights from Kedong Gongmu Dairy Plant at a consideration of $364,269. Following the incorporation of Sanhao Dairy, Feihe Dairy, as its contribution towards the registered capital, injected all the fixed assets from Kedong Gongmu Dairy Plant, except for its land uses rights to 47,640 square meters of land, into Sanhao Dairy, plus cash of $68,841.

      Pursuant to a Sale and Purchase Agreement dated January 3, 2003, between a wholly owned subsidiary, Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and BaiQuan County Economic Planning Council (the "Council"), Feihe Dairy agreed to acquire all the fixed assets including the factory site, production facilities, land use rights and buildings from BaiQuan County Dairy Factory at a consideration of $700,483 (Rmb.5,800,000), which is payable in two installments totaling $603,864 (Rmb.5.0 million) on or before March 31, 2003 and a final installment of $96,618 (Rmb.800,000) is due on or before March 31, 2004. As of December 31, 2004, Feihe Dairy had paid $507,247 (Rmb.2.8 million) of the consideration to the Council. Pursuant to a supplemental agreement with the Council on March 31, 2003, Feihe Dairy agreed to repay the balance of the consideration of $193,236 (Rmb. 1.6 million) as of December 31, 2004 as follows:

                  On or before January 3, 2006         96,618
                  On or before January 3, 2007         96,618
                                                     --------
                                                     $193,236

      During 2004, American Dairy merged Shanho Dairy into BaiQuan Feihe Dairy Co., Limited and consolidated their operations.

Sources of Milk

      Under supply contracts with numerous small dairy farmers who have cattle grazing rights and use rights to approximately 514,640 acres of land in Kedong County in northeastern China, American Dairy has been able to receive supplies of raw milk without having to make capital investments in farms and cattle. Historically, the milk industry in China has been very fragmented and segmented with most production being generated by farmers owning and milking one to ten cows. Approximately 27% of this acreage is arable pasture land, and approximately 30% is planted with beans and corn.

      The dairy farms under contract with American Dairy have approximately 13,000 producing milk cows as of December 31, 2004. American Dairy presently purchases approximately 130 tons of raw milk daily.

      American Dairy has been informed that the Kedong County government intends to invest in additional milk cow breeding operations to increase the presently available number of mature milk cows from 13,000 to 30,000 during 2005, and such an increase in the number of milk cows is anticipated to increase daily milk production from approximately 130 tons to approximately 400 tons of fresh milk.

Milk Processing Facilities

      The large scale dairy production facilities of American Dairy presently have an annual production capability of approximately 54,000 tons per year which represents approximately 150 tons per day. By adding the planned additional production lines after this offering, annual production capacity is expected to increase to 162,000 tons per year which represents approximately 450 tons per day.

      American Dairy has a milk powder packaging plant called Feihe Dairy in Kedong County in China that commenced milk powder processing production in August 2001. This plant is located at 1st Qingxiang Street, Kedong County, in the City of QiQiHaEr, in Heilongjiang Province, China. Feihe Dairy has approximately 134 packaging employees at this plant.

      American Dairy has a milk powder processing plant called Sanhao Dairy in Kedong County in the City of QiQiHaEr, in Heilongjiang Province, China. American Dairy acquired this plant in March 2001 for $461,632. The land is approximately 47,640 square meters. The plant building has approximately 4,500 square meters of production space and has 720 square meters of office space, and is approximately 12 years old. Sanhao Dairy has approximately 236 production employees.

      American Dairy is planning to build an additional milk powder processing plant in close proximity to its existing Sanhao Dairy plant in Kedong County. American Dairy has acquired the land use rights to this location for $400,966. American Dairy has entered into a construction contract to build the new plant for $4,210,870 (Rmb.34,866,000). American Dairy has incurred construction costs and has ordered new milk powder processing machines and equipment from suppliers at a cost of$10,757,620 through December 31, 2004.

      American Dairy also has a milk powder processing plant called BaiQuan Dairy. American Dairy acquired this plant in January 2003 for $700,483. Additional land was subsequently acquired for $293,450 in March 2004. The land is approximately 40,000 square meters. The plant building has approximately 5,458 square meters of production space and has 800 square meters of office space, and is approximately 13 years old. BaiQuan Dairy has approximately 62 production employees.

      The  existing  production   facilities  employ   approximately  432  total
production personnel.

      All aspects of production of American Dairy's products are based on traditional practices designed to yield premium quality, wholesome and superior tasting foods.

      The existing production facilities of American Dairy have a daily milk processing capability of 150 tons of fresh milk. American Dairy has:

            1. production lines for processing liquid milk into powdered milk;

            2.    production lines for processing bean-milk powders; and

            3. production lines for processing milk Crowley bean, milk Crowley, and solid milk.

      Because of the consistent quality of the milk powder products of American Dairy, it was awarded an ISO9002 quality Assurance Certificate in October 2000. In accordance with the requirements of ISO9002, American Dairy established a "Quality Assurance Handbook" that provides standardized requirements and procedures regarding the purchase of raw milk, its milk processing systems, storage and packaging standards, the distribution of its products, and employee training.

      Milk Processing. American Dairy believes that through purchasing raw milk locally and employing minimal processing techniques, it is able to better preserve the fresh taste of milk. American Dairy's dairy processes raw milk within 24 to 36 hours after milking. Most large regional dairies, it believes, process raw milk which may be three to four days old. Milk processed by conventional farms for sale to regional dairies is typically stored at the farm for a minimum of two days, commonly spends a full day in transit to the dairy facility, and is only processed the following day. American Dairy's milk is not homogenized. During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles. Thus treated, the milk fat remains suspended and does not separate out in the form of cream. American Dairy believes that this process adversely affects the taste and feel of milk. In addition, American Dairy's milk is pasteurized at the lowest temperatures allowed by law to avoid imparting a cooked flavor to the milk. When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation which it believes adversely affects the favor of the milk.

      Dairy Product Processing. American Dairy's products are made in small batches using minimal processing techniques to maintain freshness and allow maximum flavor and nutrition retention. They are made with wholesome ingredients. No chemicals or additives are employed. Because they are produced locally, our dairy products arrive to consumers in American Dairy's marketing area sooner after production than most other dairy products. To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance. In addition, inspectors conduct spot-checks for bacteria and butterfat content in its products, as well as sanitary conditions in its facilities.

Research and Development

      American Diary has six technicians engaged in research and development activities. These technicians monitor quality control at the milk processing plants of American Diary to ensure that the processing, packaging and distribution of the milk products result in high quality premium milk products that are safe and healthy for its customers. These technicians also pursue methods and techniques to improve the taste and quality of its milk products and to evaluate new milk products for further production based upon changes in consumer tastes, trends and the introduction of competitive products by other milk producers.

Growth Strategy

      General. American Dairy believes that its products enjoy a reputation among those people who are familiar with its milk powder products for being high quality products. American Dairy believes that this reputation has spread principally by word-of-mouth and also as a result of favorable press coverage. American Dairy has also significantly increased its marketing efforts through national television. Pursuant to its marketing plan, American Dairy will seek to build upon the reputation of its products and create strong brand identities, making its products more widely recognizable.

      American Dairy will seek to extend the distribution of its products to contiguous markets with high population concentrations. If American Dairy can successfully implement its growth strategy, American Dairy will also seek to enter other markets through joint ventures, licensing or other arrangements with local dairy farms which it believes would benefit significantly from selling their raw milk to newly established local dairies that will produce and sell American Dairy brand milk powder products and soybean products in their local markets. The key elements of American Dairy's growth strategy to reach its goal, include:

      * emphasizing local production and distribution. Its marketing efforts will continue to emphasize the local production and distribution of its products, which begins with purchasing raw milk from local farmers, resulting in premium quality milk powder products.

      * increasing regional and national television advertising to better establish the "Feihe" brand name and increase the scope of its market area.

Brand Development and Marketing

      Brand Identity. American Diary's marketing will emphasize the local production and national distribution of its products, which begins with local dairy herds and results in premium quality products to a national market. It believes that its story adds legitimacy to its marketing claim that it produces farm fresh products and helps to instill confidence in consumers as to the purity and wholesomeness of its products.

      American Dairy also seeks to convey its story through the packaging it uses for its products. Its products have also received marketing benefits from a considerable volume of favorable press and other publications of mass circulation which has rated its products highly.

      American Dairy's marketing and promotional efforts will include:

      * Redesigning packaging of non-fluid products to promote a premium quality image.

      * Refining and targeting its message, which to date has largely been the product of work-of-mouth and product reviews.

      * Developing trade material, including four-color trade sell sheets and brochures.

      *     Further distinguishing its products from other dairy products.

      * Expanding retail advertising, including print advertising televised advertising and focused public relations.

      *     walnut powder operations

      During April 2004, American Dairy established a 60% owned subsidiary called Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi Feihesantai"), a limited liability company registered in Shanxi Province in The People's Republic of China. The business of Shanxi Feihesantai is the production and distribution of walnut powder and other walnut products. Shanxi Feihesantai was organized with $402,174 in registered capital.

                                 USE OF PROCEEDS

      The proceeds from the sale of the Common Stock offered pursuant to this Prospectus are solely for the account of the Selling Stockholders. The Company will not receive any proceeds from the sale of these Shares of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      The following table sets forth:

      *     the name of each Selling Stockholder;

      *     the amount of Shares held directly or indirectly;

      *     the  maximum  amount  of  Shares  to  be  offered  by  each  Selling
            Stockholder;

      * the amount of Shares to be owned by each Selling Stockholder following the sale of the Shares; and

      * the percentage of Shares to be owned by each Selling Stockholder following the completion of such offering.

--------------------------------------------------------------------------------------------------------------------

Name of Selling          Number of Shares                              Shares to be owned   Percentage to be owned
Stockholder              beneficially owned     Shares to be offered   after the offering   after offering
--------------------------------------------------------------------------------------------------------------------
*
--------------------------------------------------------------------------------------------------------------------

* This information will be provided by an amendment hereto.

                              PLAN OF DISTRIBUTION

      The Shares covered by this Prospectus may be distributed from time to time by the Selling Stockholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker-dealers for resale of these Shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be applied by the Selling Stockholders in connection with sales of their securities.

      The Selling Stockholders may sell the securities in one or more of the following methods:

      * on the over-the-counter NASD Electronic Bulletin Board, or on such exchanges or over-the counter markets on which our Shares may be listed from time to time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to an in accordance with the rules of such exchanges, including sales to underwriters who acquire the Shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

      * in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by the selling securityholder to its partners or members, subject to rules relating to sales by affiliates;

      * through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our Shares; or

      * through the writing of options on our Shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our Shares, or the delivery of our Shares to close out a short position.

      Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      In making sales, brokers or dealers used by a Selling Stockholder may arrange for brokers or dealers to participate. A Selling Stockholder and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

      At the time a particular offer of the securities is made by or on behalf of a Selling Stockholder, to the extent required, a Prospectus is to be delivered. The Prospectus will include the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      We have told the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have also told the Selling Stockholders of the need for delivery of copies of this Prospectus in connection with any sale of securities that are registered by this Prospectus.

      Sales of securities by us and any Selling Stockholder or even the potential of these sales may have a negative effect on the market price for shares of our Common Stock.

                                  LEGAL MATTERS

      The validity of the securities offered under this Prospectus will be passed upon for us by Stephen A. Zrenda, Jr., P.C., 100 N. Broadway, Suite 2440, Oklahoma City, Oklahoma 73102.

                                     EXPERTS

      The financial statements as of December 31, 2004, incorporated by reference in this Prospectus and in the registration statement of which this Prospectus comprises a part have been audited by Murrell, Hall, McIntosh & Co., PLLP, our independent registered public accounting firm, as set forth in their report, and are included in reliance upon this report given on the authority of Murrell, Hall, McIntosh & Co., PLLP as experts in auditing and accounting.

                REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS

IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS Prospectus NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                   PROSPECTUS

WHERE TO FIND ADDITIONAL INFORMATION..........................................6

FORWARD-LOOKING STATEMENTS....................................................6

RISK FACTORS..................................................................7

ABOUT THE COMPANY............................................................14

USE OF PROCEEDS..............................................................19

SELLING STOCKHOLDERS.........................................................19

PLAN OF DISTRIBUTION.........................................................19

LEGAL MATTERS................................................................20

EXPERTS......................................................................20

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration
Statement:

      (a) Form 10-SB registration statement of American Dairy registering our Common Stock under Section 12 of the Securities Exchange Act of 1934;

      (b) Form 10-KSB annual report for our fiscal year ended December 31, 2004; and

      (c) All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement and the Prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement and the Prospectus.

      All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

                             Leng You-Bin, President
                              American Dairy, Inc.
                     C-16 Shin Chen International Building,
                   No. 10, Jiu-shen Road, Zho Yan Chu, Beijing
                         The People's Republic of China
                                011-0452-4312688

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company is a Utah corporation. Section 16-10a-902 through 16-10a-908 of the Utah Revised Business Corporation Act (the "Act") provide authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

      Article VI of the Company's Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents.

      At the present time, the Company does not have any officer-director liability insurance although permitted by Section 16-10a-908 of the Act, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

ITEM 8. EXHIBITS

      See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

      (a)   The undersigned Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be selected in the form of a Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (1)   To  remove  from   registration  by  means  of  post-effective
                  amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing in The People's Republic of China on April 6, 2005..

                                       AMERICAN DAIRY, INC.

                                       By: /s/ Leng You-Bin, President
                                           ------------------------------------
                                           Leng You-Bin
                                           Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 6, 2005. Each person whose signature to the Registration Statement appears below hereby appoints Leng You-Bin as such person's attorney-in-fact with full power to act alone, with full power of substitution or re-substitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.


April 6, 2005                          By: /s/ Leng You-Bin
                                           -------------------------------------
                                           Leng You-Bin, Director, Chief
                                           Executive Officer and President


April 6, 2005                          By: /s/ Liu Hua
                                           -------------------------------------
                                           Liu Hua, Director, Chief Financial
                                           Officer, Principal Accounting and
                                           Financial Officer, Secretary and
                                           Treasurer


April 6, 2005                          By: /s/ Liu Sheng-Hui
                                           -------------------------------------
                                           Liu Sheng-Hui, Director


April 6, 2005                          By: /s/ Kevin L. Tseng
                                           ------------------------------------
                                           Dr. Kevin L. Tseng

                              AMERICAN DAIRY, INC.

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT

EXHIBIT NO.       DESCRIPTION
-----------       -----------

5.1               Opinion of Stephen A. Zrenda, Jr., P.C.

10                Lazarus Industries, Inc. 2003 Stock Incentive Plan

23.1              Consent of Stephen A. Zrenda, Jr., P.C.

23.2              Consent of Murrell, Hall, McIntosh & Co., PLLP